FOR IMMEDIATE RELEASE	CONTACT: Eric Amig
July 26, 2018	(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2018 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2018.

“Through the first half of 2018, the Federal Home Loan Bank of New York has successfully continued our mission of providing liquidity to our members and supporting the economic, housing and community developments needs of the communities we serve,” said José R. González, president and CEO of the FHLBNY. “Our strong performance through the first six months of the year continues to position us as a stable and reliable partner for our members.”

Highlights from the second quarter of 2018 include:

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Net income for the quarter was $155.2 million, an increase of $24.3 million, or 18.6 percent, from net income of $130.9 million for the second quarter of 2017.  This increase in net income was driven primarily by an increase in advances income. Return on average equity (“ROE”) for the quarter was 8.05 percent (annualized), compared to ROE of 6.99 percent for the second quarter of 2017.

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As of June 30, 2018, total assets were $156.6 billion, a decrease of $2.3 billion, or 1.4 percent, from total assets of $158.9 billion at December 31, 2017.  This decrease in total assets was driven primarily by lower advances balances during the period.  As of June 30, 2018, advances were $110.8 billion, a decrease of $11.6 billion, or 9.5 percent, from $122.4 billion at December 31, 2017.  This decrease was partly offset by increases in securities purchased under agreements to sell, federal funds sold and trading securities for a total of $8.9 billion.

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As of June 30, 2018, total capital was $7.9 billion, a decrease of $318.0 million from total capital of $8.2 billion at December 31, 2017.  The FHLBNY’s retained earnings increased by $79.1 million to $1.6 billion as of June 30, 2018, of which $1.1 billion were unrestricted retained earnings and $535.5 million were restricted retained earnings.  At June 30, 2018, the FHLBNY met its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $17.3 million from its second quarter 2018 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2018 with the U.S. Securities and Exchange Commission on or before August 10, 2018.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of June 30, 2018, the FHLB of New York serves 326 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.